Exhibit 10.1
SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (this “Separation Agreement”) made as of June 5, 2009, between James C. Wachtman (“Employee”) and TLC Vision Corporation, a New Brunswick corporation (“Employer”), relating to Employee’s separation from the Employer.
In consideration of the promises herein contained, Employee and Employer agree as follows:
1.	TERMINATION

Employee acknowledges and agrees that his employment with Employer terminated effective April 23, 2009 (the “Termination Date”). Employee acknowledges that the Termination Date is the termination date of his employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Employer. Employee acknowledges and agrees that Employer shall not have any obligation to rehire Employee, nor shall Employer have any obligation to consider him for employment, after the Termination Date.

The Employee further acknowledges and agrees that, effective as of the Termination Date, he resigned as an officer and director of Employer and any of its affiliates and from all boards, committees, positions and offices with Employer and any of its affiliates and from any such positions held with any other entities at the direction or request of the Employer or any of its affiliates. The Employee agrees to promptly execute and deliver such other documents as the Employee shall reasonably request to evidence such resignations. In addition, the Employee hereby agrees and acknowledges that the Termination Date shall be the date of his termination from all other offices, positions, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, Employer or any of its affiliates.
2.	SEVERANCE PACKAGE
i.)	Assuming that Employee executes this Separation Agreement and does not revoke it within the time specified in Section 11, then, subject to Employee’s compliance with the terms and conditions set forth herein, Employee shall be entitled to the following payments and benefits:

(a) Employer shall pay Employee, less applicable withholding and deductions, an amount equal to the sum of (x) $913,000 in accordance with the Employment Agreement, dated May 15, 2002 (the “Employment Agreement”), between the Employee and Employer, plus (y) an additional severance amount of $100,000. Such amount shall be paid in installments as follows:
(A)	$300,000 paid on the later of June 3, 2009 and the first business day following the date Employee executes this Separation Agreement (subject to last sentence of Section 11);

(B)	$64,125 paid on the last Employer payroll date in each month commencing June 2009, and ending in January 2010; and

(C)	$200,000 paid on the last Employer payroll date in February 2010.

Employee shall have no duty or other legal obligation to find alternative employment in order to mitigate the payment of such amount.

(b) Subject to Employee’s or his dependents’ timely election of continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) under Employer’s group health and dental plans and applicable law and regulations, for a period ending on the earlier of 24 months following the Termination Date or Employee’s becoming eligible for comparable medical and dental benefits from a subsequent employer, Employee shall be eligible to participate in the health plan maintained by Employer at Employee’s cost and Employer shall pay to Employee on the first Employer payroll date in each month following the Termination Date an amount equal to 100% of the monthly premium for COBRA coverage for the applicable month (with the first such payment being made on the first Employer payroll date following the Effective Date (as defined in Section 11), which payment shall include any such payments otherwise due prior thereto). The foregoing payments shall each be a bonus to Employee subject to tax and other required withholdings and each such payment shall include a gross-up payment in an amount equal to all such applicable taxes at Employee’s maximum marginal rates.

(c) Employee shall be paid all reasonable out-of-pocket expenses incurred through the Termination Date in connection with Employer’s business in accordance with Employer’s reimbursement policy.

ii.)	On the Termination Date, Employee became fully vested and able to exercise immediately any outstanding stock options of the Employer held by Employee and such stock options shall continue to be exercisable by Employee for their entire term, without regard to any provision contained in the applicable stock option agreement that restricts or terminates Employee’s exercise rights on account of his termination of employment (including the provision that accelerates the expiration of term of such options). Employee’s exercisable stock options as of the Termination Date and the exercise prices and expiration dates thereof are set forth in Appendix A attached hereto.
3.	COVENANTS

In return for the consideration provided under this Separation Agreement, Employee hereby agrees that:
i.)	Employee shall not during the two-year period following the Termination Date:
(a) (x) directly or indirectly, either as an individual for Employee’s own account, or as a partner or joint venturer, or as an advisor, consultant, representative, employee, officer, director, lender, shareholder, member or other equity interest holder of any corporation or other business organization, or in any other capacity, engage in, enter into or participate in any way in any business or other enterprise that is engaged in or attempting to engage in Competition with Employer (as defined in subsection (e) of this Section) within the United States or Canada, or (y) directly or indirectly, provide services in a senior executive capacity to or for any business or other enterprise that is engaged in Competition with Employer within the United States or Canada. It is expressly understood that the foregoing covenant shall not prohibit Employee from owning less than five percent (5%) of the equity of any publicly held corporation;

(b) directly or indirectly hire away or attempt to hire away or otherwise engage any employee, key advisor, consultant or independent contractor (including without limitation, any surgeon) of Employer; or
(c) directly or indirectly interfere or attempt to interfere in any way with Employer’s relationships with any of its suppliers, including, without limitation, inducing or attempting to induce any supplier of Employer to terminate or to change the terms of its dealings with Employer.
(d) directly or indirectly divert or attempt to divert or solicit the business of Employer from or for the clients, customers or accounts of Employer, or otherwise solicit or induce or attempt to solicit or induce any client or customer or prospective client or customer of Employer to terminate, or otherwise cease, reduce, or diminish in any way its relationship with or prospective relationship with Employer.
(e) For the purposes of this Separation Agreement, an entity or persons shall be engaged in or attempting to engage in “Competition with Employer” if it is engaged in or is attempting to be engaged in 1) providing refractive surgery, 2) providing facilities, equipment, staffing support and other administrative and management services to ophthalmologist in connection with such ophthalmologist’s refractive practice, 3) providing surgical equipment and services for cataracts, glaucoma, and refractive procedures through a mobile and surgical center access model, 4) distribution of the Foresee PHP, and 5) franchising of full-service optometry practices. The market for Company’s services is at least international in scope and the foregoing covenant shall extend to any business or enterprise, which is engaged in or is attempting to engage in Competition with Employer within the United States or Canada.
ii.)	Employee shall not at any time divulge, or cause to be divulged, communicate or cause to be communicated, publish or cause to be published, or otherwise disclose or cause to be disclosed to any individual, firm, corporation, association, governmental authority or agency, or other entity (each, a “Person” or “person”), any of Employer’s systems, designs, procedures, pricing and marketing strategies, concepts, technical information, trade secrets, know-how, customer lists, customer contacts, customer prospects, fee schedules, business and financial records and such other information regarded by Employer as confidential and of a proprietary nature (the “Proprietary Information”). For purposes hereof, the term Proprietary Information shall not include information which (x) at the time of disclosure to or by Employee was generally known to the relevant trade so as to no longer be a protectable trade secret, or (y) was lawfully received by Employee from a third party who independently, without prompting or assistance by Employee, developed or acquired such information and was under no obligation, express or implied, to Employer with respect thereto.

iii.)	Upon the receipt of reasonable notice from Employer (including Employer’s outside counsel), Employee shall respond and provide information with regard to matters in which Employee has knowledge as a result of Employee’s employment with Employer, and shall provide reasonable assistance to Employer and its representatives in defense of any claims that may be made against Employer, and shall assist Employer in the prosecution of any claims that may be made by Employer, to the extent that such claims may relate to the period of Employee’s employment with Employer. Employee promptly shall inform Employer if Employee becomes aware of any lawsuits involving such claims that may be filed or threatened against Employer. Employee also promptly shall inform Employer (to the extent Employee is legally permitted to do so) if Employee is asked to assist in any investigation of Employer or its actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not provide such assistance unless legally required to do so.

Employee hereby acknowledges that Employer’s remedy at law for breach or threat of breach of any of the provisions of this Section 3 is inadequate and that Employer shall be entitled to obtain injunctive relief in the event of any such breach or threatened breach, in addition to any other remedy available. If any provision of this Section 3 shall be invalid or unenforceable to any extent or in any application, then the remainder of this Section 3 and of such provision, except to such extent or in such application, shall not be affected thereby, and each and every provision of this Section 3 shall be valid and enforced to the fullest extent, and in the broadest application provided by law. If any such invalidity or unenforceability is due to the unreasonableness of the time or scope or geographic extent of any covenant and restriction, then such covenant and restriction shall nevertheless be effective for such a period of time or within such scope or geographical area as may be determined to be reasonable by a court of competent jurisdiction.
4.	RELEASES
i.)	In consideration of the promises, payments and benefits provided for in Section 2 and Section 5, Employee hereby, on Employee’s behalf and on behalf of Employee’s administrators, heirs, assigns and anyone claiming through or under Employee (collectively the “Employee Releasors”), completely releases and forever discharges Employer and its past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of its and their respective successors and assigns, assets, employee benefit plans or funds, and any of its and their respective past, present and/or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, underwriters, successors and assigns, whether acting on behalf of Employer or in their individual capacities (collectively the “Employer Releasees”) from any and all claims, demands, obligations or causes or action of any nature whatsoever, whether known or unknown, which Employee ever had, now has or might have against any of the Employer Releasees by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence or other matter up to and including the date on which Employee executes this Separation Agreement. Without limiting the generality of the foregoing, this Separation Agreement is intended to and shall release the Employer Releasees from any and all claims, demands, obligations or causes or action of any nature whatsoever, whether known or unknown, which any of the Employee Releasors ever had, now have, or may have against any of the Employer Releasees arising out of Employee’s employment with Employer and the termination thereof, including, but not limited to, any claim relating to violation of any federal or state statute or regulation, any claim for wrongful discharge or breach of contract, any claim relating to the state or federal laws (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the Age Discrimination in Employment Act of 1967, the Employee Retirement Income Security Act, the Older Workers Benefit Protection Act, the Missouri Human Rights Act, the Missouri Equal Pay Law, the Missouri Worker’s Compensation Retaliation Law, the Missouri Disability Discrimination Law, the Missouri Minimum Wage Law, the Missouri Wage Payment & Work Hour Laws, the Missouri AIDS Discrimination Law, the National Labor Relations Act, the Fair Labor Standards Act and the Americans

With Disabilities Act). The foregoing shall not apply to any claims for amounts or benefits that Employee is entitled to receive under this Separation Agreement.

Employee acknowledges and agrees that, by virtue of the foregoing, Employee has waived any relief available to him (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Section 4. Therefore, Employee shall not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other Person) with respect to any claim or right waived in this Separation Agreement.

ii.)	In consideration of the promises and covenants herein made by Employee, Employer, on behalf of itself and its officers, directors, shareholders, affiliates, subsidiaries, underwriters, assigns and successors (collectively the “Employer Releasors”), hereby releases Employee and anyone claiming through or under Employee (collectively the “Employee Releasees”), from any and all causes of action of any nature whatsoever, whether known or unknown, which Employer ever had, now has or might have arising out of or in any way relating to Employee’s employment with Employer or the termination thereof. Notwithstanding the foregoing, nothing herein shall release the Employee Releasees from any and all claims, demands, obligations, or causes of action of any nature whatsoever, whether known or unknown, which any Employer Releasor ever had, now has or might have, which would constitute or result from conduct or an act or omission to act by Employee that would constitute (i) a crime under applicable state or Federal law, (ii) “proper cause” (as defined in the Employment Agreement), or (iii) any action or claim to enforce the terms of this Separation Agreement.
5.	THIRD PARTY COMMUNICATIONS

In consideration of the promises and covenants contained herein, Employee expressly agrees that he will not make statements to or initiate or participate in discussions with any other Person, including, but not limited to, Employer’s customers, which are derogatory, disparaging or injurious to the reputation of Employer or which in any way characterize Employer in an unfavorable light. This provision shall in no way be construed to prohibit Employee from responding truthfully to any question or interrogatory which he is required to answer in connection with any court or other legal proceeding.

6.	RETURN OF PROPERTY

Employee acknowledges that he has returned to Employer all property of Employer in Employee’s possession, including, but not limited to, all keys, business cards, files, documents and records (and any copies thereof), information, memberships, credit cards, portable telephones and computer hardware and software. Notwithstanding the foregoing, Employer shall permit Employee to purchase at fair market value a laptop computer and other communication equipment currently in his possession; provided, however, that all files and data on such laptop and other communication equipment relating to the Employer have been erased in a manner satisfactory to Employer.

7.	MISCELLANEOUS
a)	The parties expressly agree that this Separation Agreement does not constitute an admission of liability or wrongdoing of any kind by any of the Employer Releasees or Employee Releasees. This Separation Agreement is not intended, and shall not be construed, as an admission that any Employer Releasee or Employee Releasee has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against either party.

b)	This Separation Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, trustees, administrators, successors and assigns.

c)	The parties have relied solely upon their own judgment and the advice of their own counsel in making this Separation Agreement. Employee acknowledges that Employee has read and fully understands this Separation Agreement and has executed the same under Employee’s own free act and will.

d)	This Separation Agreement is made in the State of Missouri and shall be interpreted in accordance with the laws of the State of Missouri without regard to the principles of conflicts of law.

e)	The parties agree that a copy of this Separation Agreement executed and transmitted by facsimile machine or telecopier is to be treated as an original document. No party hereto may raise the issue of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Separation Agreement or any amendment or other document executed in compliance with Section 9.

f)	If any provision of this Separation Agreement shall be invalid or unenforceable to any extent or in any application, then the remainder of this Separation Agreement and of such term and condition, except to such extent or in such application, shall not be affected thereby and each and every provision of this Separation Agreement shall be valid and enforced to the fullest extent and in the broadest application permitted by law.

g)	Should any provision of this Separation Agreement require interpretation or construction, it is agreed by the parties that the Person interpreting or constructing this Separation Agreement shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

h)	Employer acknowledges that Employee is covered by Employer’s existing directors and officers insurance coverage and shall continue to be covered for any claim brought against Employee for duties performed on behalf Employer to the extent provided under the applicable policy.

i)	Employee represents that while he was employed by Employer, he did not (i) divert or attempt to divert or solicit any business of Employer from or for the clients, customers or accounts of Employer, (ii) attempt to hire away or otherwise engage any employee, key advisor, consultant or independent contractor, or (iii) divulge, communicate or cause to be communicated to any third party any Proprietary Information.
8.	BREACH

If Employee breaches any of the terms of this Separation Agreement, then in addition to, and without limiting, any other remedies at law or in equity available to Employer, (i) Employee shall forfeit his right to receive any of the payments and benefits set forth herein that have not been paid or provided to him as of the date of such forfeiture and (ii) Employer shall be entitled to recover from Employee any damages, which shall include but are not limited to, any amounts paid to, or on behalf of, Employee under this Separation Agreement.

9.	ENTIRE AGREEMENT; AMENDMENT

This Separation Agreement represents the entire and final agreement and understanding between the parties regarding the subject matter set forth herein and supersedes all prior agreements or understandings (written or oral) in respect thereof, including without limitation the Employment Agreement. This Separation Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms or covenants hereof may be waived only be a written instrument executed by all the parties hereto, or in the case of a waiver, by the party waiving compliance.

10.	ACKNOWLEDGEMENTS

Employee acknowledges and agrees that the consideration described in this Separation Agreement is in addition to anything of value to which Employee was otherwise entitled and that the payments and benefits provided herein are in full discharge of any and all liabilities and obligations of Employer to him, monetarily or with respect to non-vested employee benefits or otherwise, including, but not limited to, any and all obligations arising under the Employment Agreement or any other alleged written or oral employment agreement, policy, plan or procedure of Employer and/or any alleged understanding or arrangement between Employee and Employer. Employee further acknowledges that he: (a) has carefully read this Separation Agreement in its entirety; (b) has been given 45 days to consider its terms, although Employee may sign it sooner; (c) is hereby advised by Employer to consult with an attorney of his choosing in connection with this Separation Agreement; (d) fully understands the significance of all of the terms and conditions of this Separation Agreement and has discussed them with his independent legal counsel, or has had a reasonable opportunity to do so; (e) has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Separation Agreement; and (f) is signing this Separation Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

11.	REVOCATION PERIOD/EFFECTIVE DATE

Employee may accept this Separation Agreement by signing it and returning it to Charlie Judy, Vice President, Human Resources, TLC Vision Corporation, 16305 Swingley Ridge Road, Suite 300, Chesterfield, Missouri, 63017, within 45 days after he received it and the enclosed disclosure information provided pursuant to the Older Workers Benefit Protection Act. After signing this Separation Agreement, Employee shall have seven days to revoke it (the “Revocation Period”) by indicating his desire to do so in writing delivered to Mr. Judy at the address above (or by fax at (866) 773-2010) by no later than 5:00 p.m. CDT on the seventh day after the date he sign this Separation Agreement. The effective date of this Separation Agreement shall be the eighth day after Employee signs it (the “Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event that Employee exercises his right to revoke this Separation Agreement during the Revocation Period, Employee shall forfeit the right to receive any of the payments and benefits provided for in Section 2, and to the extent such payments have already been provided, Employee agrees to immediately reimburse Employer for the amounts of such payment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Separation Agreement as of the day and year first above written:

EMPLOYEE:	EMPLOYER:

/s/ James C. Wachtman	By:	/s/ Charles Judy

James C. Wachtman		Name:	Charles Judy
		Title:	Vice President, Human Resources
[Signature page to Separation and Release Agreement]

APPENDIX A
to Separation and Release Agreement made as of June 5, 2009, between
James C. Wachtman and TLC Vision Corporation, a New Brunswick corporation

	Number of shares of Common
	Stock Underlying Vested
Grant Date	Unexercised Stock Options	Exercise Price	Expiration Date
5/15/2002	17,500	$1.88	1/06/2008*
5/15/2002	142,500	$3.45	6/15/2008*
1/2/2003	47,500	$1.16	1/02/2008*
12/15/2003	25,000	$6.10	12/15/2008*
12/13/2004	33,000	$10.42	12/13/2009
1/03/2006	50,000	$6.45	1/03/2011
12/11/2006	50,000	$4.66	12/11/2013
12/28/2007	60,000	$3.04	12/28/2014
12/10/2008	80,000	$0.20	12/10/2015**

*	In accordance with the Amended and Restated Share Option Plan, once the Material Information Blackout that is currently applied to the Employee is lifted, Employee will have 10 days to exercise these options before they expire. Employer will notify Employee of that lift when appropriate.

**	Employee’s ability to exercise this award is conditional on either (1) the shareholders authorizing an increase in the shares reserved for issuance under our Existing Option Plan or (2) the number of shares reserved for issuance under the Existing Option Plan being increased by termination of unexercised options, sufficient to cover all options granted on December 10, 2008. As of the date of this agreement, those conditions had not been met; accordingly, these options can not be exercised until those conditions are met. Employer will notify Employee once those conditions are met.